As filed with the Securities and Exchange Commission on August 24, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________

Dollar Thrifty Automotive Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	73-1356520 (I.R.S. Employer Identification Number)

5330 East 31st Street

Tulsa, Oklahoma 74135

(Address of Registrant’s Principal Executive Offices) (Zip Code)

Second Amended and Restated Long-Term

Incentive Plan and Director Equity Plan

(Full Title of the Plan)

_______________

Scott L. Thompson

Chief Executive Officer and President

5330 East 31st Street

Tulsa, Oklahoma 74135

(918) 660-7700

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

______________

with copies to:

Janet Fisher, Esq. Cleary, Gottlieb, Steen & Hamilton One Liberty Plaza New York, NY 10006 (212) 225-2000	Vicki J. Vaniman, Esq. 5330 East 31st Street Tulsa, Oklahoma 74135

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[	]	Accelerated filer	[ X ]
Non-accelerated filer	[	]	Smaller reporting company	[	]

CALCULATION OF REGISTRATION FEE
Name of Plan	Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan (the "Plan")	Common stock, par value $.01 per share	1,300,000	$21.34	$27,742,000	$1,548.00
TOTAL					$1,548.00

(1)

Together with an indeterminate number of ordinary shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as a result of stock splits, stock dividends or similar adjustments of the outstanding Common Stock of Dollar Thrifty

Automotive Group, Inc. (the “Registrant”).

(2)

With respect to the 1,300,000 shares subject to future grants, estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) and based upon the average of the high and low prices of the common stock of the Registrant as reported on the New York Stock Exchange on August 20, 2009.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.
Item 2.	Registrant Information and Employee Plan Annual Information.
Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made a part hereof:

(i)        The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on March 3, 2009;

(ii)       The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the Commission on May 6, 2009 and for the fiscal quarter ended June 30, 2009, filed with the Commission on August 6, 2009;

(iii)      The Registrant’s current Reports on Form 8-K, filed with the Commission on January 27, 2009, February 10, 2009, February 13, 2009, February 25, 2009, March 23, 2009, April 20, 2009, May 20, 2009, June 8, 2009, June 30, 2009, August 5, 2009 and August 11, 2009;

(iv)      Our registration statement on Form 8-A filed with the SEC on November 24, 1997, describing our common stock, and any amendments or reports filed with the SEC for the purpose of updating such description; and

(v)       All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the registration document referred to in (i) above.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers and has the right to indemnify its employees and other agents, to the fullest extent provided by Delaware law, against certain liabilities that may arise by reason of their status or service as directors, officers, employees or agents of the Registrant or of another entity at the request of the Registrant (other than liabilities arising from actions not taken in good faith or conduct that the person had reasonable cause to believe was unlawful) and that the Registrant shall advance expenses incurred by indemnified individuals as a result of any proceeding against them as to which they are entitled to be indemnified. The Registrant has entered into indemnification agreements with certain of its executive officers that provide for indemnification by the Registrant of such executive officers to the fullest extent permitted by its Certificate of Incorporation (including payment of expenses in advance of final disposition of a proceeding).

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides that directors of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors or officers of the Registrant, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation or otherwise as a matter of law. Pursuant to the indemnification agreements referred to above, the Registrant has agreed to provide certain executive officers with directors and officers insurance coverage both during and, with regard to matters occurring during their employment, after the termination of their employment.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

3.1       Certificate of Incorporation of Dollar Thrifty Automotive Group, Inc. (incorporated by reference to Exhibit 3.1 of our Registration Statement on Form S-1, as amended (File No. 333-39661)).

3.2       By-laws of Dollar Thrifty Automotive Group, Inc., adopted effective as of December 9, 2008 (incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K, filed on December 15, 2008).

4.3       Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan (incorporated by reference to Exhibit 10.212 of our Annual Report on Form 10-K, filed on March 3, 2009), as amended pursuant to the First Amendment (incorporated by reference to Exhibit 10.219 of our Quarterly Report on Form 10-Q, filed on May 6, 2009) and the Second Amendment (incorporated by reference to Exhibit 10.221 of our Current Report on Form 8-K, filed on May 20, 2009) thereto.

5.1	Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., as to the legality of the issuance of the ordinary shares offered hereby (filed within).
15.1	Letter from Deloitte & Touche LLP regarding interim financial information (filed within).
23.1	Consent of Deloitte & Touche LLP (filed within).
23.2	Consent of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. (included in Exhibit 5.1).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma on August 24, 2009.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

By: /s/ Scott L. Thompson______________________
Name: Scott L. Thompson
Title:	President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Scott L. Thompson_______ Scott L. Thompson	Chief Executive Officer President and Director (Principal Executive Officer)	August 24, 2009
/s/ H. Clifford Buster III_____ H. Clifford Buster III	Chief Financial Officer Senior Executive Vice President (Principal Financial Officer)	August 24, 2009
/s/ Thomas P. Capo_________ Thomas P. Capo	Chairman of the Board and Director	August 24, 2009
/s/ Maryann N. Keller________ Maryann N. Keller	Director	August 24, 2009
/s/ Edward C. Lumley________ Edward C. Lumley	Director	August 24, 2009
/s/ Richard W. Neu__________ Richard W. Neu	Director	August 24, 2009
/s/ John C. Pope_____________ John C. Pope	Director	August 24, 2009

/s/ Kimberly D. Paul__________ Kimberly D. Paul	Chief Accounting Officer, Vice President (Principal Accounting Officer)	August 24, 2009

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.

15.1	Letter from Deloitte & Touche LLP regarding interim financial information

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. (included in Exhibit 5.1)